Exhibit 99.1

Timken To Receive $146 Million for Its Interest

Timken Sells Interest in Manufacturing Venture to NSK;
Other Ventures Between the Two Companies To Continue Serving Customers

CANTON, OH – July 2, 2003 — The Timken Company and NSK Ltd. announced today an agreement in which NSK will acquire Timken’s interest in a needle bearing manufacturing venture in Japan that had been operated by NSK and The Torrington Company. Timken acquired Torrington earlier this year.

This is one of several ventures between Timken and NSK that are serving Japan-based customers. “Those customers will continue to be served effectively by the two companies,” said James W. Griffith, president and CEO. “When we bought Torrington, NSK approached us about buying our interest in the manufacturing venture. We concluded that, following such a transaction, we could continue to serve our Japan-based customers effectively. Going forward, Timken and NSK will continue to work together in other ventures involving sales, marketing and technology advancement. Meanwhile, we are receiving approximately $146 million for our interest in the manufacturing venture.”

Timken intends to use those proceeds to accelerate paying down corporate debt incurred in acquiring Torrington. This is consistent with its long-standing strategy of maintaining a strong balance sheet.

The sale of Timken’s interest in the manufacturing venture affects only one part of its relationship with NSK. For example, now under construction and continuing apace is the Timken-NSK production joint venture designed to manufacture single-row tapered roller bearings near Shanghai, China. And the two companies will continue their approach of jointly serving the global tapered bearing needs of Japan-based automotive manufacturers Toyota and Nissan.

The sale of Timken’s interest in the former NSK-Torrington manufacturing venture results from Timken’s recent $840 million acquisition of Torrington which, since 1963, had a joint venture (called NTC) with NSK to make and market needle bearings to customers in Japan. When Timken acquired Torrington last February, Timken acquired Torrington’s 49+% interest in the joint venture with NSK.

The Timken Company (www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, and a provider of related products and services. Following its February 2003 acquisition of The Torrington Company, Timken employs 28,000 people worldwide in operations in 29 countries. In 2002, the combined companies had sales of approximately $3.8 billion.

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